Exhibit 107 Calculation of Filing Fee Table Form S-8 (Form Type) Simulation Plus, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered(1) Proposed Maximum Offering Price Per Share Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Common Stock, par value $0.001 per share 457(c) and 457(h)(3) 1,200,000 (2) $ 41.20 (3) $ 49,440,000 0.00014760 $ 7,297.34 Total Offering Amounts $ 49,440,000 7,297.34 Total Fees Previously Paid - Total Fee Offsets - Net Fee Due $ 7,297.34 (1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Simulations Plus, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (as may be amended from time to time, the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction. (2) Represents shares of Common Stock that were added to the shares authorized for issuance under (i) the first amendment to the 2021 Plan, dated February 9, 2023; and (ii) the second amendment to the 2021 Plan, dated February 8, 2024, in each case as approved by the Registrant’s board of directors and stockholders. (3) This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share is based upon the average of the high and low prices of the Common Stock on March 1, 2024, as reported on the Nasdaq Global Select Market.